CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Ultimus Managers Trust and to the use of our report dated January 29, 2015 on the financial statements and financial highlights of Lyrical U.S. Value Equity Fund and Lyrical U.S. Hedged Value Fund, each a series of shares of beneficial interest of Ultimus Managers Trust.  Such financial statements and financial highlights appear in the November 30, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
March 30, 2015